SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2015

Avalanche International Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-179028	38-3841757
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5940 S. Rainbow Blvd., Las Vegas, NV 89118
(Address of principal executive offices)

Registrant’s telephone number, including area code: (888) 863-9490

________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into A Material Definitive Agreement

On August 4, 2015, we entered into a Secured Promissory Note (the “Note”) with JS Technologies, Inc. (“JS”). Under the Note, we intend to lend up to $400,000 to JS in order to provide short-term financing pending our intended acquisition of JS as discussed in our Current Report on Form 8-K filed June 16, 2015. The Note calls for an initial advance in the amount of $200,000 to be made as soon as practicable. Up to two additional advances of $100,000 each may be made thirty and sixty days, respectively, from the date of the Note. The Note bears interest at a rate of ten percent per year and is due in one year. Monthly payment of interest only are due beginning September 1, 2015. The Note is secured by substantially all of the assets of JS. The foregoing is a brief summary of the material terms of the Note, which should be reviewed in its entirety for additional information.

Also on August 4, 2015, we executed an Amendment to the Letter of Intent dated June 12, 2015 regarding our purchase of all of the issued and outstanding capital stock of JS (the “LOI”). The original LOI required that the parties settle on a purchase price for affiliated company S&J Design Labs, LLC within thirty days of the LOI. The Amendment allows the parties until the closing date of the acquisition to set a purchase price for S&J Design Labs, LLC.

Our ability to fully fund the Note, as well as our ability to close our intended acquisition of JS, will be dependent upon us obtaining additional financing through debt and/or equity financing arrangements. Although management is working to secure the additional capital required to close these transactions, there is a risk that such additional financing will not be available to us on acceptable terms or in the amounts required.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Secured Promissory Note
10.2	Amendment to Letter of Intent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Avalanche International Corp.

/s/ Phil Mansour

Phil Mansour

President and Chief Executive Officer

Date: August 7, 2015

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